CONFIDENTIAL

AMENDMENT

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 1, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Portfolio Solutions Distributor, Inc.
“Trust”	ALPS ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.		ALPS ETF TRUST
By:		By:

Name:	Stephen Kyllo	Name:	Laton A Spahr

Title:	SVP & Director	Title:	President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:

“APPENDIX A

LIST OF PORTFOLIOS

Alerian Energy Infrastructure ETF Alerian MLP ETF

ALPS ǀ O’Shares Europe Quality Dividend ETF

ALPS ǀ O’Shares Global Internet Giants ETF

ALPS ǀ O’Shares U.S. Quality Dividend ETF

ALPS ǀ O’Shares U.S. Small-Cap Quality Dividend ETF

ALPS Active Equity Opportunity ETF

ALPS Active REIT ETF

ALPS Clean Energy ETF

ALPS Disruptive Technologies ETF

ALPS Emerging Sector Dividend Dogs ETF

ALPS Equal Sector Weigh ETF

ALPS Global Travel Beneficiaries ETF

ALPS Intermediate Municipal Bond ETF

ALPS International Sector Dividend Dogs ETF

ALPS Medical Breakthroughs ETF

ALPS REIT Dividend Dogs ETF

ALPS Sector Dividend Dogs ETF

ALPS Smith Total Return Bond ETF

Barron’s 400 ETF

Level Four Large Cap Growth Active ETF

RiverFront Dynamic Core Income ETF

RiverFront Dynamic US Dividend Advantage ETF

RiverFront Strategic Income Fund”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.